The #1 Airborne Healthcare Company

Air Methods Reports 3Q2009 Results and 4Q2009 Update
Fully-Diluted Earnings Per-Share of $1.01 Reflects 51% Growth in Net Income

DENVER, CO., November 5, 2009 — Air Methods Corporation (NasdaqGS: AIRM) reported results for the quarter ended September 30, 2009.  Revenue increased 3% to $137.6 million from $133.8 million in the year-ago quarter.  For the nine-month period, revenue increased 3% to $390.4 million, up from $379.9 million in the prior-year nine-month period.  The prior-year quarter and nine-month period included $7.3 million in revenue generated from hurricane response activities, as compared with no revenue from such activities during the current-year periods.  Excluding revenue generated from hurricane response activities in the prior-year periods, revenue increased 9% and 5% for the quarter and nine-month period ended September 30, 2009, respectively.

For the quarter, net income increased 51% to $12.6 million, or $1.01 per diluted share, as compared with prior-year quarter net income of $8.4 million, or $0.67 per diluted share.  Net income for the nine-month period increased 69% to $26.2 million, or $2.12 per diluted share, compared to $15.5 million, or $1.23 per diluted share, for the prior-year period.  The current-year and prior-year quarters included pre-tax net gains on disposition of assets of $0.2 million and $1.1 million, respectively.

Third Quarter Highlights

Community-Based Services:  Revenue from Community-Based Services decreased 3% to $80.2 million from $82.6 million, while segment net income increased 4% to $18.3 million during the third quarter, as compared with segment net income of $17.5 million in the prior-year quarter.  The decrease in revenue is entirely attributed to the absence of hurricane response revenue in the current-year quarter.  Excluding the hurricane response revenue generated in the prior-year quarter, Community-Based Services revenue increased 7%.  Total community-based patient transports increased slightly to 10,752 in the current-year quarter from 10,690 in the prior-year quarter.  Community-based patient transports for bases open greater than one year (Same-Base Transports) decreased 2% or 171 transports, as compared with the prior-year quarter.  Weather cancellations for these same-base locations increased by 220 compared with the prior-year quarter.

The increase in segment net income is attributed to improved net revenue per community-based transport, combined with lower maintenance and fuel expenditures.  Net revenue per community-based transport increased 7% to $7,509, compared with $7,047 in the prior-year quarter.  Divisional maintenance expense decreased by $1.6 million over the prior-year quarter, reflecting an 18% decrease in cost per flight hour.  In addition, fuel expense decreased by $2.1 million over the prior-year quarter, reflecting a 41% decrease per hour flown.  The improvement in net revenue per community-based transport is attributed to recent price increases, while reduction in maintenance expenditures is attributed to fleet rejuvenation activities and converting several twin-engine helicopters to more efficient single-engine aircraft.  Decrease in fuel expense reflects reduced cost per gallon.

Hospital-Based Services:  Revenue from Hospital-Based Services increased by 6% to $51.6 million from $48.6 million, while segment net income increased to $5.3 million in the current-year quarter from $0.4 million during the prior-year third quarter.  The increase in segment net income is primarily attributed to decreased maintenance expenses and improved pricing from renewed contracts.  Maintenance expense for the quarter decreased by $4.3 million, reflecting a 21% decrease in cost per flight hour.  This reduction in expense is attributed to the same factors discussed above within the Community-Based Services segment.

Products Division:  Revenue, excluding revenue generated from internal projects, increased to $5.9 million from $2.7 million in the prior-year quarter.  Segment net income, excluding internal projects, increased to $1.8 million from $0.7 million in the prior-year quarter.

The Company also provided an update on October 2009 flight volume.  Total community-based transports   during October 2009 were 3,065 compared with 3,495 during October 2008.  Same-Base Transports decreased 489 transports or 15%, while weather cancellations for these same bases increased by 636 transports.  Weather cancellations almost doubled as compared with the prior-year month, reflecting very severe weather conditions.

Aaron Todd, Chief Executive Officer, stated, “We are pleased with the continued strength in our financial performance through the third quarter of 2009.  Despite more severe weather and the lack of hurricane response activities in the current-year quarter compared with the prior-year quarter, the Company has achieved strong earnings growth.  Our cost reduction initiatives continue to improve our operating margins and our fleet rejuvenation and conversion activities will be ongoing throughout future periods.  Our strong cash flows from operating activities of $52 million has allowed the Company to repay its line of credit in full, while also providing liquidity to finance aircraft purchases and safety technology upgrades.  Although we experienced our most severe weather month of the entire year during October, our Same-Base Transports would have increased by over 4% absent the increase in weather cancellations.”

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 38313928, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital-Based Services Division is the largest provider of air medical transport services for hospitals. The Community-Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Trent Carman, Chief Financial Officer, at (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.

—FINANCIAL STATEMENTS ATTACHED—

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	September 30, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$23,181	13,147
Trade receivables, net	126,109	133,467
Other current assets	58,187	61,134

Total current assets	207,477	207,748

Net property and equipment	183,603	146,167
Other assets, net	38,338	41,009

Total assets	$429,418	394,924

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$12,531	19,520
Current portion of indebtedness	15,330	15,638
Accounts payable, accrued expenses and other	64,152	56,628

Total current liabilities	92,013	91,786

Long-term indebtedness	88,429	85,858
Other non-current liabilities	56,776	56,816

Total liabilities	237,218	234,460

Total stockholders' equity	192,200	160,464

Total liabilities and stockholders' equity	$429,418	394,924

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
Flight operations	$131,723	131,079	370,917	370,298
Product operations	5,879	2,753	19,448	9,592
Total revenue	137,602	133,832	390,365	379,890

Expenses:
Operating expenses	96,290	100,141	285,197	290,924
General and administrative	15,978	15,947	48,388	50,671
Gain on disposition of assets, net	(239)	(1,130)	(772)	(2,568)
Depreciation and amortization	4,758	4,328	13,976	12,628
	116,787	119,286	346,789	351,655

Operating income	20,815	14,546	43,576	28,235

Interest expense	(1,285)	(1,270)	(3,643)	(3,943)
Other, net	935	928	2,698	2,180

Income before income taxes	20,465	14,204	42,631	26,472

Income tax expense	(7,861)	(5,835)	(16,387)	(10,939)

Net income	$12,604	8,369	26,244	15,533

Income per common share:
Basic	$1.02	0.69	2.15	1.28
Diluted	$1.01	0.67	2.12	1.23

Weighted average common shares outstanding:
Basic	12,337,120	12,179,714	12,218,369	12,170,980
Diluted	12,498,320	12,522,932	12,397,026	12,590,252